Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 1, 2026 with respect to the consolidated financial statements of Kashiv BioSciences, LLC for the years ended December 31, 2025 and 2024 included in the Definitive Proxy Statement on Schedule 14A of Amneal Pharmaceuticals, Inc. for the years ended December 31, 2025 and 2024 filed on June 29, 2026, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

GRANT THORNTON LLP

New York, New York
September 3, 2026